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                                                                    EXHIBIT 99.6


                                    ADDENDUM
                                       TO
                             STOCK OPTION AGREEMENT


     The following provisions are hereby incorporated into, and are hereby made a part of, that certain Stock Option Agreement (the "Option Agreement") by and between Genesys Telecommunications Laboratories, Inc. (the "Corporation") and ___________________________________ ("Optionee") evidencing the stock option
(the "Option") granted on          to Optionee under the terms of the
Corporation's 1997 Stock Incentive Plan, and such provisions shall be effective immediately. All capitalized terms in this Addendum, to the extent not otherwise defined herein, shall have the meanings assigned to them in the Option Agreement.

                       INVOLUNTARY TERMINATION FOLLOWING
                             CORPORATE TRANSACTION

     1. To the extent the Option is, in connection with a Corporate Transaction, to be assumed or replaced with a comparable option in accordance with Paragraph 6(a)(ii) of the Option Agreement, the Option shall not terminate upon the occurrence of that Corporate Transaction, and the Option shall accordingly continue, over Optionee's period of Service after the Corporate Transaction, to become exercisable for the Option Shares in one or more installments in accordance with the provisions of the Option Agreement.
However, immediately upon an Involuntary Termination of Optionee's Service within eighteen (18) months following such Corporate Transaction, the Option (or any replacement grant), to the extent outstanding at the time but not otherwise fully exercisable, shall automatically accelerate so that the Option shall become immediately exercisable for all the Option Shares at the time subject to the Option and may be exercised for any or all of those Option Shares as fully vested shares. The Option shall remain so exercisable until the earlier of (i)
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the Expiration Date or (ii) the expiration of the one (1)-year period measured from the date of such Involuntary Termination.

     2.  The Option shall remain so exercisable until the earlier of (i) the
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Expiration Date or (ii) the expiration of the one (1)-year period measured from the date of such Involuntary Termination.

     3. For purposes of this Addendum the following definitions shall be in effect:

               (i) A CORPORATE TRANSACTION shall mean either of the following
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     shareholder-approved transactions:

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                    (A) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or

                    (B) the sale, transfer or other disposition of all or substantially all of the Corporation's assets in complete liquidation or dissolution of the Corporation.

               (ii) An INVOLUNTARY TERMINATION shall mean the termination of Optionee's Service by reason of:

                    (A) Optionee's involuntary dismissal or discharge by the Corporation for reasons other than Misconduct, or

                    (B) Optionee's voluntary resignation following (A) a change in Optionee's position with the Corporation (or Parent or Subsidiary employing Optionee) which materially reduces Optionee's level of responsibility, (B) a reduction in Optionee's level of compensation (including base salary, fringe benefits and target bonus under any corporate-performance based bonus or incentive programs) by more than fifteen percent (15%) or (C) a relocation of Optionee's place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected by the Corporation without Optionee's consent.

     4. The provisions of Paragraph 1 of this Addendum shall govern the period for which the Option is to remain exercisable following the Involuntary Termination of Optionee's Service within eighteen (18) months after the Change in Control and shall supersede any provisions to the contrary in the Option Agreement.

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